Exhibit 99.15

Section D from « 2007-2008 Budget – Budget Plan », February 20, 2007

Section D

Debt, Financing and Debt Management

1.	DEBT	D.3

	1.1 Total government debt as at March 31, 2007	D.3

	1.2 Change in the total debt in 2006-2007	D.4

	1.3 Retirement plans	D.7

	1.4 Retirement plans sinking fund	D.10

	1.5 The Generations Fund	D.13

	1.6 Québec’s credit rating	D.14

	1.7 Long-term public sector debt	D.15

2.	FINANCING	D.16

	2.1 Financing strategy	D.16

	2.1.1 Diversification by markets	D.16

	2.1.2 Diversification by instruments	D.18

	2.1.3 Diversification by maturities	D.18

	2.2 Financing programs	D.20

	2.2.1 The government	D.20

	2.2.2 Financement-Québec	D.21

	2.2.3 Yield	D.21

3	DEBT MANAGEMENT	D.23

	3.1 Structure of the debt by currency	D.23

	3.2 Structure of the debt by interest rate	D.25

4.	ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS	D.26

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1. DEBT

1.1 Total government debt as at March 31, 2007

The government’s total debt consists of the consolidated direct debt, i.e. the debt contracted on financial markets, and the net retirement plans liability, minus the value of the Generations Fund.

Preliminary results show that the government’s consolidated direct debt should amount to $96 403 million as at March 31, 2007.

The net retirement plans liability represents the retirement plans liability minus the balance of the retirement plans sinking fund (RPSF), an asset that will be used to pay the retirement benefits of public and parapublic sector employees. As at March 31, 2007, the net retirement plans liability should total $32 554 million.

Given that the funds accumulated in the Generations Fund will amount to $575 million as at March 31, 2007, the total debt should be $122 427 million, excluding pre-financing of $5 955 million.

TABLE D.1

Total government debt as at March 31, 2007P

(millions of dollars)

	Consolidated direct debt			Retirement plans
	Consolidated Revenue Fund	Consolidated organizations	Total	Retirement plans liability	Less: retirement plans sinking fund	Net retirement plans liability	Less: Generations Fund	Total debt
Debt as at March 31, 2007	83 785	12 618	96 403	59 598	-27 044	32 554	-575	128 382
Pre-financing	-5 955	—	-5 955	—	—	—	—	-5 955

Total	77 830	12 618	90 448	59 598	-27 044	32 554	-575	122 427

P:	Preliminary results.

Debt, Financing

and Debt Management

D.3

1.2 Change in the total debt in 2006-2007

The government’s total debt should increase by $4 125 million in 2006-2007. Even though the government maintains a balanced budget, the debt continues to rise for the following reasons:

—	First of all, the government invests mainly in its corporations. It makes such investments through advances and direct capital outlays or by allowing these corporations to keep part of their profits to finance their own investments. In 2006-2007, the government’s investments, loans and advances should lead to a $1 672-million increase in the debt.

—	Secondly, the government makes investments in fixed assets (e.g. roads) that require borrowings. When these capital expenditures are made, they are posted to the government’s balance sheet. Subsequently, they are gradually recorded as expenditures based on the useful life of the assets concerned. In 2006-2007, net capital expenditures should lead to a $1 342-million increase in the debt.

—	Lastly, changes in some of the government’s other asset and liability items, such as accounts payable and accounts receivable, should raise the debt by $1 703 million in 2006-2007. In 2004-2005 and 2005-2006, these “Other factors” lowered the debt by $855 million and $605 million respectively.

The volatility of “Other factors” in recent years can be attributed mainly to pay equity:

—	In 2004-2005, an amount of $673 million was recorded as a pay equity expenditure for 2001 to 2005. As a result, a budgetary deficit of $664 million was recorded in 2004-2005. Since this amount of $673 million did not give rise to a disbursement, an account payable was created, reducing the government’s financial requirements in 2004-2005.

—	In 2005-2006, a $498-million expenditure was recorded for pay equity to reflect the most recent data on the cost of the adjustments being contemplated. As in the previous year, this amount was not disbursed in 2005-2006 and an account payable of $498 million was created, thus reducing the government’s financial requirements.

2007-2008 Budget

Budget Plan

D.4

—	In 2006-2007, the amounts relating to pay equity began to be disbursed, leading to a rise in financial requirements. These disbursements will continue in 2007-2008 and 2008-2009.

—	The box in the following table shows the portion of “Other factors” relating to pay equity. From 2004-2005 to 2008-2009, the sum of these amounts is nil, demonstrating that, in all, pay equity will not have an impact on the government’s debt. Only those pay equity expenditures ($673 million) that gave rise to a budgetary deficit in 2004-2005 will increase the debt.

—	From 2004-2005 to 2008-2009, the growth in the debt will have served essentially to finance investments, loans and advances ($7 366 million) and the government’s net capital expenditures ($6 949 million).

TABLE D.2

Main factors responsible for the growth in total government debt

(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Investments, loans and advances	Net capital expenditures [1]	Other factors [2]			Generations Fund	Debt, end of year [3]	As a % of GDP
1998-1999	98 385	-126	1 402	217	1 235				101 113	51.5
1999-2000	101 113	-7	2 006	359	-1 351				102 120	48.4
2000-2001	102 120	-427	1 632	473	1 050				104 848	46.6
2001-2002	104 848	-22	1 142	995	212	Including: accounts payable in regard to pay equity			107 175	46.3
2002-2003	107 175	728	1 651	1 482	306				111 342	46.1
2003-2004	111 342	358	1 125	1 019	881				114 725	45.8
2004-2005	114 725	664	979	1 083	-855	-673			116 596	44.3
2005-2006	116 596	-37	1 182	1 166	-605	-498			118 302	43.2
2006-2007P	118 302	-17	1 672	1 342	1 703	784	[4]	-575	122 427	43.1
2007-2008P	122 427	—	1 692	1 954	-221	310		-446	125 406	42.3
2008-2009P	125 406	—	1 841	1 404	-363	77		-726	127 562	41.6

P: Preliminary results for 2006-2007 and forecasts for subsequent years.

Note:	A positive entry indicates a financial requirement and a negative entry, a source of financing.

1	Net capital expenditures made during the year minus the yearly depreciation expenditure.

2	Includes notably the change in “Other accounts,” such as accounts receivable and accounts payable, as well as foreign exchange losses (gains) following the revaluation of the debt in foreign currency.

3	Excluding pre-financing.

4	This amount includes the settlement of accounts payable recorded in 2004-2005 and 2005-2006 ($1 171 million), as well as the recording of a new account payable (-$387 million) that will be disbursed in 2007-2008 ($310 million) and 2008-2009 ($77 million).

Debt, Financing

and Debt Management

D.5

☐ The debt burden continues to decline

While the debt/GDP ratio was 52.2% in 1997-1998, it should be 41.6% in 2008-2009, which represents a decline of over 10 percentage points.

CHART D.1

Total government debt

(as a % of GDP)

P: Preliminary results for 2006-2007 and forecasts for subsequent years.

2007-2008 Budget

Budget Plan

D.6

1.3 Retirement plans

The Québec government participates financially in the retirement plans of its employees, which covered, as at December 31, 2005, 522 452 participants and 231 793 beneficiaries.

TABLE D.3

Retirement plans of public and parapublic sector employees as at December 31, 2005

	Active participants	Beneficiaries
Government and Public Employees Retirement Plan (RREGOP)	485 000	136 332
Pension Plan of Management Personnel (PPMP)	25 750	16 222
Other plans:
Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	1 455	49 048
Civil Service Superannuation Plan (CSSP)	1 400	24 180
Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 200	4 112
Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 000	1 202
Pension Plan of the Judges of the Court of Québec (PPJCQ)	270	311
Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	255	90
Pension Plan of the Members of the National Assembly (PPMNA)	122	296

Total for other plans	11 702	79 239

Total	522 452	231 793

Source: Commission administrative des régimes de retraite et d’assurances (CARRA).

These plans are defined benefit retirement plans, which means that they guarantee participants a certain level of income upon retirement. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension represents 2% of an employee’s average income per year of service, for a maximum of 70%. Benefits are partially indexed to inflation.

Debt, Financing

and Debt Management

D.7

The Commission administrative des régimes de retraite et d’assurances (CARRA) is responsible for administering the retirement plans. In 2006-2007, the government anticipates that it will pay $3 569 million to cover its share of the benefits paid to its retired employees.

☐ Retirement plans liability

In its financial statements, the government includes the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans, as well as their years of service. This value is called the retirement plans liability.

CARRA performs actuarial valuations of the liability for each retirement plan in conformity with the rules set for the public sector by the Canadian Institute of Actuaries (CIA) and the Canadian Institute of Chartered Accountants (CICA).

The government’s retirement plans liability should amount to $59 598 million as at March 31, 2007. It is important to note that this amount is recognized in full in the total government debt (see Table D.1).

TABLE D.4

Retirement plans liability

(millions of dollars)

March 31, 2007P
Government and Public Employees Retirement Plan (RREGOP)	30 620
Pension Plan of Management Personnel (PPMP)	6 546
Other plans	22 432

Retirement plans liability	59 598

P: Preliminary results.

2007-2008 Budget

Budget Plan

D.8

☐ Annual retirement plans expenditure

As an employer, the government records annually its expenditure with regard to the retirement plans.

In 2006-2007, this expenditure should total $1 815 million. It comprises two components:

—	the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, i.e. $1 442 million;

—	the amortization of revisions to the government’s actuarial obligations that arise from new actuarial valuations, for a cost of $373 million in 2006-2007.

TABLE D.5

Retirement plans expenditure

(millions of dollars)

2006-2007P
Net cost of vested benefits	1 442
Amortization of revisions arising from new actuarial valuations	373

Retirement plans expenditure	1 815

P: Preliminary results.

Debt, Financing

and Debt Management

D.9

1.4 Retirement plans sinking fund

The retirement plans sinking fund (RPSF) was created in 1993. It constitutes an asset that will be used to pay the retirement benefits of public and parapublic sector employees.

As at March 31, 2007, the value of the RPSF should be $27 044 million, $4 481 million more than the previous fiscal year. This increase is due to deposits of $3 000 million made by the government in 2006-2007 and investment income estimated at $1 481 million.

TABLE D.6

Change in the retirement plans sinking fund (RPSF)

(millions of dollars)

	Balance, beginning of year		Deposits	Investment income	Balance, end of year
1993-1994	—		850	4	854
1994-1995	854		—	-5	849
1995-1996	849		—	74	923
1996-1997	923		—	91	1 014
1997-1998	1 095	[1]	—	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 230	22 563
2006-2007P	22 563		3 000	1 481	27 044

P:	Preliminary results.
1	Following the reform of government accounting, an amount of $81 million was posted to the net debt.

2007-2008 Budget

Budget Plan

D.10

☐ Amounts deposited in the RPSF have no impact on the total debt

The government issues bonds on financial markets to make deposits in the RPSF. However, the amounts deposited in the RPSF do not affect the government’s total debt.

Indeed, the amount of borrowings contracted to make deposits increases the direct debt. At the same time, however, these deposits reduce the net retirement plans liability by the same amount. Therefore, the net impact on the total debt is nil.

TABLE D.7

Illustration of the impact on the government’s total debt of borrowing $1 billion on financial markets and depositing it in the RPSF1

(millions of dollars)

	Before deposit	After deposit	Change
(A) Consolidated direct debt	89 448	90 448	1 000
Retirement plans liability	59 598	59 598	0
Less: RPSF	-26 044	-27 044	-1 000

(B) Net retirement plans liability	33 554	32 554	-1 000
(C) Generations Fund	-575	-575	0

(D) Total debt (D=A+B+C)	122 427	122 427	0

1	Illustration based on preliminary results as at March 31, 2007.

☐ A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. The rates of return on funds managed by the Caisse de dépôt et placement du Québec are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

Debt, Financing

and Debt Management

D.11

☐ A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of collective agreements with government employees, the government set the objective that the funds accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the flexibility needed to apply this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

☐ Results of deposits made to date

With an anticipated value of $27 044 million as at March 31, 2007, the assets of the RPSF are now equal to nearly 43% of the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees.

Given the deposits and rates of return anticipated in the coming years, the target of 70% should be reached six years earlier than expected, i.e. in 2013-2014, which is a major improvement over the target set in December 1999. Indeed, the RPSF should represent 100% of actuarial obligations in 2020.

CHART D.2

RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees

(percent)

2007-2008 Budget

Budget Plan

D.12

☐ Investment policy

The assets of the RPSF are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

This policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), investments in stock markets and investments in other investment categories (e.g. capital assets, private investments and infrastructure).

1.5 The Generations Fund

The Generations Fund was created last June by the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund will be dedicated exclusively to repaying the debt.

As at March 31, 2007, the balance of the Generations Fund should amount to $575 million.

Section G presents the results of the Generations Fund in accordance with the requirements of the Act.

☐ Investment policy

The assets of the Generations Fund are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

This policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), investments in stock markets and investments in other investment categories (e.g. capital assets, private investments and infrastructure).

Debt, Financing

and Debt Management

D.13

1.6 Québec’s credit rating

The Québec government is rated by five credit rating agencies.

TABLE D.8

Québec’s credit rating

Agency	Rating		Rating outlook

Moody’s	Aa	2	Stable

Fitch	AA	-	Stable

Standard & Poor’s	A	+	Stable

Dominion Bond Rating Service (DBRS)	A	H	Stable

Japan Credit Rating Agency	AA	+	Stable

In 2006, two credit rating agencies, Moody’s and DBRS, raised Québec’s credit rating.

The decisions of these agencies were based on the following factors:

—	a substantial improvement in the government’s financial position in recent years;

—	a commitment by the government to continue along this path;

—	rigorous spending management, particularly through the settlement of collective agreements until 2010;

—	the development of a clear debt burden reduction strategy with the creation of the Generations Fund, which will make it possible to reduce the debt/GDP ratio;

—	the size and diversification of the economy.

2007-2008 Budget

Budget Plan

D.14

1.7 Long-term public sector debt

Long-term public sector debt includes the government’s total debt as well as the debt of the health and social services and education networks, Hydro-Québec, municipalities and other government enterprises. This debt has served notably to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

Preliminary results show that the public sector debt should be $191 665 million as at March 31, 2007.

TABLE D.9

Long-term public sector debt as at March 31

(millions of dollars)

	2003	2004	2005	2006	2007P
Total government debt[1]	111 342	114 725	116 596	118 302	122 427
Health and social services and education networks	11 008	10 877	12 301	13 078	14 161
Hydro-Québec	35 639	34 348	33 032	32 367	32 671
Other government enterprises	3 955	3 575	3 726	3 540	3 528
Municipalities and municipal bodies[2]	16 530	17 212	17 053	18 347	18 878

Total	178 474	180 737	182 708	185 634	191 665

As a % of GDP	73.9	72.1	69.5	67.9	67.4

P:	Preliminary results.
1	Excluding pre-financing.
2	Includes the debt of the Société québécoise d’assainissement des eaux.

Debt, Financing

and Debt Management

D.15

2. FINANCING

Borrowings in fiscal 2006-2007 should total $14 779 million, i.e. $13 200 million for the Consolidated Revenue Fund and $1 579 million for the Financing Fund. Borrowings contracted for the Financing Fund are used to meet the financing needs of consolidated organizations and certain government enterprises. It should be noted that pre-financing of $5 955 million was obtained in the last few months of the fiscal year because of particularly favourable conditions on financial markets. It will be used to cover part of the borrowing program in 2007-2008.

2.1 Financing strategy

The government aims to contract borrowings at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by markets, financial instruments and maturities.

2.1.1 Diversification by markets

Financing transactions are carried out regularly on most markets, i.e. in Canada, the United States, Europe and Asia.

In 2006-2007, the government contracted 17.5% of its borrowings on foreign markets in five different currencies:

—	two borrowings in US dollars, one for US$1 500 million in November 2006 (CAN$1 702 million) and the other for US$100 million in August 2006 (CAN$110 million);

—	two borrowings in Swiss francs, one for 300 million Swiss francs in December 2006 (CAN$285 million) and the other for 200 million Swiss francs in February 2007 (CAN$181 million);

—	one borrowing for 100 million euros in April 2006 (CAN$142 million);

—	one borrowing for 750 million Hong Kong dollars in February 2007 (CAN$114 million), Québec’s first issue on this market;

—	one borrowing for 5 000 million yens in February 2007 (CAN$48 million).

2007-2008 Budget

Budget Plan

D.16

TABLE D.10

Gouvernement du Québec

Summary of long-term borrowings in 2006-2007P

(millions of dollars)

Currency	Consolidated Revenue Fund	Financing Fund		Total %
		Consolidated organizations	Government enterprises
Canadian dollar
Public issues	5 756	1 087	52	6 895	56.5
Private borrowings	3 431	440	—	3 871	31.7
Savings products	960	—	—	960	7.9
Immigrant Investor Program	450	—	—	450	3.7
Canada Pension Plan Investment Fund	7	—	—	7	0.1
Amount received (disbursed) under interest rate and currency swap agreements	14	—	—	14	0.1

Sub-total	10 618	1 527	52	12 197	82.5

Other currencies
US dollar	1 812	—	—	1 812	70.2
Hong Kong dollar	114	—	—	114	4.4
Euro	142	—	—	142	5.5
Swiss franc	466	—	—	466	18.0
Yen	48	—	—	48	1.9

Sub-total	2 582	—	—	2 582	17.5

Total	13 200	1 527	52	14 779	100.0

P: Preliminary results.

Debt, Financing

and Debt Management

D.17

2.1.2 Diversification by instruments

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist of public issues, fixed or variable rate bonds, real-return bonds, private borrowings and savings products.

The long-term instruments used in 2006-2007 consisted mainly of public issues on the Canadian market (46.7%), private borrowings on the Canadian market (26.2%) and borrowings on foreign markets (17.5%).

CHART D.3

Borrowings in 2006-2007 P by instrument

P:	Preliminary results.

2.1.3 Diversification by maturities

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and thus avoid overly wide fluctuations in the borrowing program.

In 2006-2007, 42.4% of borrowings contracted had a maturity of between 6 and 10 years; 31.0%, between 11 and 35 years; and 22.8%, over 35 years.

Also in 2006-2007, the government made $2 913 million worth of borrowings with a maturity of 50 years or more.

2007-2008 Budget

Budget Plan

D.18

CHART D.4

Borrowings in 2006-2007 P by maturity

P:	Preliminary results.

This diversification by maturities has an impact on the maturity of the debt shown in the following chart. As at March 31, 2007, the average maturity of the debt should be about 12 years.

CHART D.5

Maturity of the debt as at March 31, 2007 P

(millions of dollars)

P:	Preliminary results.

Note:	Direct debt of the Consolidated Revenue Fund and debt incurred to make advances to the Financing Fund.

Debt, Financing

and Debt Management

D.19

2.2 Financing programs

2.2.1 The government

The financing program of the Consolidated Revenue Fund makes it possible to refinance maturing borrowings, contribute to the retirement plans sinking fund and meet new financial requirements, particularly for capital investments and investments in government corporations.

The Financing Fund makes loans to consolidated organizations (e.g. Fonds de conservation et d’amélioration du réseau routier, Investissement Québec, Société immobilière du Québec) and to certain government enterprises (e.g. Corporation d’hébergement du Québec).

In 2006-2007, the government’s financing program should reach $14 779 million, including $5 955 million in pre-financing obtained over the last few months of the year to take advantage of particularly favourable conditions on financial markets.

The financing program is expected to amount to $5 599 million in 2007-2008 and $10 637 million in 2008-2009.

TABLE D.11

The government’s financing program

(millions of dollars)

	2006-2007 P	2007-2008 P	2008-2009 P
Consolidated Revenue Fund
Net financial requirements (surplus) [1]	250	-500	-500
Repayment of borrowings	5 198	5 348	5 609
Change in cash position	-2 684	-5 955	—
Retirement plans sinking fund	4 481	4 956	3 528
Pre-financing	5 955	—	—

Sub-total	13 200	3 849	8 637

Financing Fund	1 579	1 750	2 000

Total	14 779	5 599	10 637

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.
Note:	A negative entry indicates a source of financing and a positive entry, a financial requirement.
1	Excluding consolidated organizations.

2007-2008 Budget

Budget Plan

D.20

2.2.2 Financement-Québec

Financement-Québec makes borrowings on financial markets to meet the needs of institutions in the health and social services and education networks. The borrowings of Financement-Québec are guaranteed by the Québec government.

In 2006-2007, borrowings by Financement-Québec should amount to $2 529 million.

Financement-Québec’s financing program is expected to total $2 000 million in 2007-2008 and 2008-2009.

TABLE D.12

Financement-Québec’s financing program

(millions of dollars)

2006-2007 P	2007-2008 P	2008-2009 P
2 529	2 000	2 000

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.

2.2.3 Yield

The following charts show the change in yield on 10-year bonds and 3-month Treasury bills, as well as the yield spread on long-term securities.

Over the past year, the spread between Québec long-term and short-term yields has declined significantly, reflecting the change in interest rates observed on financial markets. In addition, since the early 2000s, the yield on long-term (10-year) Québec securities has dropped from 7% to 5%, making it possible to refinance borrowings at better interest rates.

Debt, Financing

and Debt Management

D.21

CHART D.6

Yield on Québec securities

(percent)

Sources:  PC-Bond and ministère des Finances.

CHART D.7

Yield spread on long-term (10-year) securities

(percent)

Source: PC-Bond.

2007-2008 Budget

Budget Plan

D.22

3. DEBT MANAGEMENT

The government’s debt management strategy aims to minimize the cost of the debt and limit the risk related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

Debt management enables the government to save money on debt service.

3.1 Structure of the debt by currency

As at March 31, 2007, the proportion of the government’s total debt in Canadian dollars should amount to 93.3% and the proportion in foreign currency, 6.7%.

TABLE D.13

Structure of the total debt as at March 31, 2007P

(millions of dollars)

	Consolidated direct debt
Currency	Consolidated Revenue Fund	%	Consolidated organizations	Total	%	Net retirement plans liability	Less: Generations Fund	Total debt	%
Canadian dollar	75 136	89.7	12 618	87 754	91.0	32 554	-575	119 733	93.3
US dollar	351	0.4	—	351	0.4	—	—	351	0.3
Euro	3 112	3.7	—	3 112	3.2	—	—	3 112	2.4
Swiss franc	3 112	3.7	—	3 112	3.2	—	—	3 112	2.4
Yen	2 074	2.5	—	2 074	2.2	—	—	2 074	1.6

Sub-total	83 785	100.0	12 618	96 403	100.0	32 554	-575	128 382	100.0

Pre-financing	-5 955		—	-5 955		—	—	-5 955

Total	77 830		12 618	90 448		32 554	-575	122 427

P:	Preliminary results.
Note:	The debt in foreign currency is expressed in the Canadian equivalent based on the exchange rates in effect on February 12, 2007.

Debt, Financing

and Debt Management

D.23

Before financial derivatives are taken into account, the proportion of the total debt in foreign currency as at March 31, 2007 should be 26.1%. After financial derivatives are taken into account, the proportion will be 6.7%.

CHART D.8

Structure of the total debt by currency as at March 31, 2007P

P:	Preliminary results.

2007-2008 Budget

Budget Plan

D.24

3.2 Structure of the debt by interest rate

The government diversifies its debt by keeping part of it at variable rates and part at fixed rates. Since short-term interest rates are generally lower than long-term rates, keeping part of the debt at variable rates makes it possible to achieve substantial savings on debt service.

Before financial derivatives are taken into account, the proportion of the total debt at variable rates should be 10.7% as at March 31, 2007. After financial derivatives are taken into account, the proportion will be 26.8%.

CHART D.9

Structure of the total debt by interest rate as at March 31, 2007P

P:	Preliminary results.

Debt, Financing

and Debt Management

D.25

4. ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS

TABLE D.14

Summary of consolidated financing transactions

(millions of dollars)

	2006-2007 P
	March 2006 Budget	Preliminary results		Change	2007-2008 P	2008-2009 P
Change in cash position
Consolidated Revenue Fund	2 590	–3 271		–5 861	5 955	—
Consolidated organizations	—	123		123	—	—

Total change in cash position	2 590	–3 148		–5 738	5 955	—

Net borrowings
Consolidated Revenue Fund
New borrowings	4 702	13 200		8 498	3 849	8 637
Repayment of borrowings	–4 805	–5 198		–393	–5 348	–5 609

	–103	8 002		8 105	–1 499	3 028
Consolidated organizations
New borrowings	1 527	2 040	[1]	513	2 486	1 908
Repayment of borrowings	–458	–548		–90	–924	–862

	1 069	1 492		423	1 562	1 046

Total net borrowings	966	9 494		8 528	63	4 074

Retirement plans sinking fund	–2 987	–4 481		–1 494	–4 956	–3 528

Generations Fund	–74	–575		–501	–446	–726

Total consolidated financing transactions	495	1 290		795	616	–180

P:	Preliminary results for 2006-2007 and forecasts for subsequent years.

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	Includes a $513-million increase in temporary borrowings.

2007-2008 Budget

Budget Plan

D.26

TABLE D.15

Gouvernement du Québec

Borrowings for the Consolidated Revenue Fund in 2006-2007P

Amount in Canadian dollars [1]		Face value in foreign currency	Interest rate [2]		Date of issue	Date of maturity	Price to investor	Yield to investor [3]
(millions)%							$	%
142		€100	4.22	[4]	April 3	2018-04-03	100.000	4.220
350	[5]	—	Various		April 7	2056-12-01	100.084	4.829
346	[5]	—	Various		April 11	2056-12-01	98.889	4.914
297		—	4.50		May 5	2016-12-01	96.390	4.942
551		—	5.75		May 10	2036-12-01	110.189	5.089
497	[5]	—	Various		June 1	2056-12-01	99.289	4.831
294	[5]	—	Various		June 7	2056-12-01	98.123	4.912
540		—	5.75		June 30	2036-12-01	107.918	5.227
106		—	4.50		August 22	2016-12-01	98.346	4.704
472		—	5.00		August 29	2038-12-01	102.278	4.859
110		US$100	5.30		August 31	2016-08-31	99.740	5.334
457		—	4.50		September 18	2016-12-01	99.743	4.531
991	[5]	—	6.35		September 21	2065-09-21	132.179	4.726
220	[5]	—	6.35		September 25	2065-09-21	133.327	4.681
528		—	5.00		October 6	2038-12-01	105.683	4.657
15	[5]	—	5.35		November 7	2025-06-01	109.266	4.602
27	[5]	—	5.35		November 8	2025-06-01	108.899	4.630
22	[5]	—	5.35		November 10	2025-06-01	108.090	4.692
1 702		US$1 500	5.125		November 14	2016-11-14	99.598	5.177
129	[5]	—	5.00		November 23	2051-09-21	107.657	4.595
325	[5]	—	5.00		November 23	2051-09-21	108.121	4.572
215	[5]	—	6.70		November 23	2062-09-21	143.107	4.561
285		300 SF	2.625	[4]	December 21	2017-06-21	100.270	2.594
527		—	5.00		December 21	2038-12-01	105.446	4.670
500		—	Variable	[6]	December 21	2013-12-10	100.000	Variable
782		—	Variable	[6]	January 15	2013-12-10	100.057	Variable
497		—	4.50		January 29	2017-12-01	99.401	4.570
114		HK$750	4.30	[6]	February 2	2012-02-02	100.000	4.300
499		—	4.50		February 12	2017-12-01	99.757	4.528
181		200 SF	2.625	[4]	February 15	2017-06-21	96.905	2.977
48		¥5 000	1.92		February 15	2017-02-15	100.000	1.920
960	[7]	—	Various		Various	Various	Various	Various
7	[8]	—	Various		Various	Various	Various	Various
450	[9]	—	Various		Various	Various	Various	Various
14[1]	[0]	Various	Various		Various	Various	Various	Various

13 200

P:	Preliminary results.
Note:	The Québec government has credit lines with various banks and financial institutions for a total of US$3 500 million. None of these credit lines is being drawn upon.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Interest payable annually.
5	Private borrowings.
6	Interest payable quarterly.
7	Savings products issued by Épargne Placements Québec.
8	Borrowings from the Canada Pension Plan Investment Fund.
9	Immigrant Investor Program.
10	Amount received (disbursed) under interest rate and currency swap agreements.

Debt, Financing

and Debt Management

D.27

TABLE D.16

Gouvernement du Québec

Borrowings for the Financing Fund in 2006-2007 P

	Amount in Canadian dollars [1]		Face value in foreign currency	Interest rate [2]	Date of issue	Date of maturity	Price to investor	Yield to investor [3]
	(millions)%						$	%

A. Borrowings for consolidated organizations
	459		—	4.50	April 17	2016-12-01	97.092	4.853
	185		—	4.50	May 5	2016-12-01	96.390	4.942
	361		—	4.50	August 22	2016-12-01	98.346	4.704
	40		—	5.00	August 29	2038-12-01	102.278	4.859
	42		—	4.50	September 18	2016-12-01	99.743	4.531
	200	[4]	—	Variable[5]	October 11	2016-10-11	100.000	Variable
	40	[4]	—	5.35	November 7	2025-06-01	109.266	4.602
	200	[4]	—	Variable[5]	December 14	2017-05-14	100.000	Variable

Sub-total	1 527

B. Borrowings for certain government enterprises
	27		—	4.50	April 17	2016-12-01	97.092	4.853
	25		—	4.50	August 22	2016-12-01	98.346	4.704
Sub-total	52

Total	1 579

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Private borrowings.
5	Interest payable quarterly.

2007-2008 Budget

Budget Plan

D.28

TABLE D.17

Borrowings by Financement-Québec in 2006-2007 P

Amount in Canadian dollars [1]		Face value in foreign currency	Interest rate [2]		Date of issue	Date of maturity	Price to investor	Yield to investor [3]
(millions)%							$	%
487		—	4.25		April 7	2014-03-01	97.370	4.651
600		—	Variable	[4]	June 9	2012-04-25	100.000	Variable
47		—	5.25		July 26	2034-06-01	102.091	5.108
195		—	5.25		September 29	2034-06-01	108.738	4.683
499		—	4.25		November 3	2014-03-01	99.733	4.292
220		—	Variable	[4]	January 26	2012-04-25	99.976	Variable
200	[5]	—	Variable	[4]	February 9	2014-06-09	100.000	Variable
281		—	Variable	[4]	February 16	2013-09-16	100.000	Variable

2 529

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Interest payable quarterly.
5	Private borrowings.

Debt, Financing

and Debt Management

D.29

TABLE D.18

Borrowings by Hydro-Québec in 2006 1

Amount in Canadian dollars [2]		Face value in foreign currency	Interest rate [3]	Date of issue	Date of maturity	Price to investor	Yield to investor [4]
(millions)%						$	%
596		—	6.00	January 17	2040-02-15	119.246	4.841
590		—	6.00	February 3	2040-02-15	118.050	4.904
591		—	6.00	April 3	2040-02-15	118.236	4.892
575		—	6.00	April 18	2040-02-15	114.963	5.070
520		—	5.00	October 17	2045-02-15	104.078	4.767
533		—	5.00	November 14	2045-02-15	106.503	4.635
495	[5]	Various	Various	Various	Various	Various	Various

3 900

Note:	Hydro-Québec has credit lines with various banks and financial institutions for a total of US$2 000 million. None of these credit lines is being drawn upon.
1	Borrowings made from January 1 to December 31, 2006.
2	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
3	Interest payable semi-annually except if another frequency is indicated in a note.
4	Yield to investor is determined on the basis of interest payable semi-annually.
5	Amount received (disbursed) under interest rate and currency swap agreements.

2007-2008 Budget

Budget Plan

D.30